EXHIBIT 4.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        MACE SECURITY INTERNATIONAL, INC.


     Mace Security International, Inc., a Delaware corporation (the "Corporation"), does hereby amend and restate its Certificate of Incorporation, as amended, pursuant to the provisions of Section 242 and Section 245 of the Delaware General Corporation Law as set forth below:

     1. The name of the Corporation is "Mace Security International, Inc." The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was September 16, 1993.

     2. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

     FIRST: The name of the Corporation is Mace Security International, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company, in the County of New Castle.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $.01 per shares (the "Preferred Stock"). The terms and conditions of the Common Stock and the Preferred Stock shall be as follows:

     (a) Common Stock.

     (1) All Outstanding shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares or any class of capital stock of the Corporation.

     (2) When, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to shares equally in such dividends and distributions.


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     (3) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Common Stock shall be entitled to share equally in the assets of the Corporation to be distributed among the holders of shares of the Common Stock.

     (4) The holders of outstanding shares of Common Stock shall have the right to vote on (or, as provided by law, take action by consent with respect to) the election and removal of the directors of the Corporation and on, and with respect to, all other matters to be voted on or consented to by the stockholders of the Corporation, and each holder shall be entitled to one vote for each share of Common Stock held. Except as otherwise provided by law or by the terms of a class or series of the Preferred Stock fixed by a resolution or resolutions of the Board of Directors adopted pursuant to paragraph (b) below, the holders of shares of Preferred Stock shall not have any right to vote on, or consent with respect to, any matters to be voted on or consented to by the stockholders of the Corporation and the shares of Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.

     (b) Preferred Stock. Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such other relative rights, powers and preferences, including, without limitation, rights to dividends, conversion rights, if any, redemption price and liquidation preference, and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. Except as expressly provided in such resolution or resolutions or as required by law, the holders of Preferred Stock shall have no rights as stockholders of the Corporation.

     (c) As of December 17, 2002 at 12:01 AM Eastern Standard Time (the "Effective Date"), each two (2) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued, without any action on the part of the holder thereof, as one share of Common Stock (the "Reverse Split"). The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formally representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the decimal remainder resulting from dividing the total number of shares of Old Common Stock held by two (2), which remainder is then multiplied by two (2), and (ii) the average of the closing price per share of the Old Common Stock on the ten (10) trading days immediately preceding the date that is five (5) days prior to the Effective Date or, if no such sale takes place on such days, the closing price per share on the next prior day on which a sale took place, in each case as reported in the Wall Street Journal. No interest shall be payable on the Cash-in-Lieu Amount.



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     FIFTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except as specifically otherwise provided therein.

     SIXTH: A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. No amendment or repeal of this paragraph SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     3. The Stockholders of the Corporation, at an annual meeting of stockholders called and held upon notice properly given in accordance with
Section 222 of the Delaware General Corporation Law, have adopted and approved this Amended and Restated Certificate of Incorporation in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

     4. This Amended and Restated Certificate of Incorporation has been duly adopted and approved in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this 28 day of December, 1999.

                                               MACE SECURITY INTERNATIONAL, INC.



                                               By:  /s/ Gregory M. Krzemien
                                                    ----------------------------
                                                    Gregory M. Krzemien
                                                    Chief Financial Officer

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